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                                                                    Exhibit 2.13

                        RENSURANCE TERMINATION AGREEMENT

      REINSURANCE TERMINATION AGREEMENT ("Termination Agreement") entered into between ANNUITY AND LIFE REASSURANCE LTD. (hereinafter referred to as "ALRe") and VIVA REASSURANCE LTD. (hereinafter referred to as "Viva") made this 3lst day of December, 2002. All defined terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Agreement as defined below.

      WHEREAS Viva entered into a Reinsurance Agreement with ALRe dated as of August 13, 2001, as amended as of October 11, 2001 and December 4, 2002, (the "Agreement") whereby Viva, in consideration of payment of premium, agreed to reinsure certain liabilities of ALRe;

      WHEREAS pursuant to Section 3.03 of the Agreement, ALRe is exercising its right to Recapture all of the Business such that the Agreement will be terminated pursuant to Section 3.01(c) of the Agreement, and

      WHEREAS Viva has agreed to waive its right to receive 30 days' prior written notice in connection with the Recapture;

      WHEREAS in connection with the Recapture, Viva and ALRe desire to terminate this Agreement on December 31, 2002 and fully and finally to settle and commute all of their present and future obligations, claims, debts and liabilities known and unknown arising under or in respect of the Agreement; and


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      WHEREAS, pursuant to Section 2.11 of the Agreement, the parties agree that all funds released from the Reserve Trusts, except for the Reserve Trust established for Metropolitan Life Companies which shall be recaptured, shall be distributed in accordance with the terms of the Custody and Control Agreement
(as defined in that certain Master Agreement among ALRe, Viva and XL Life LTD. dated as of December 31, 2002, the "Master Agreement").

      NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Recapture and Termination. ALRe is hereby exercising its right to Recapture pursuant to Section 3.03 of the Agreement and the Agreement is terminated pursuant to Section 3.01(c) thereof.


2.    Termination Accounting and Settlement.


      (a) Waiver of Section 5.01 Termination Accounting and Settlement. Viva and ALRe agree to waive the termination accounting and settlement provision in Section 5.01 of the Agreement.


      (b) Viva Deposit and Expenses. With respect to Viva, the parties agree as follows:


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            (i)   The Viva deposits in the amount of $147,178,371.76 will be wired to the Bank of America in full satisfaction of the Credit Facility pursuant to the Master Agreement.

            (ii) Viva will transfer a deposit of approximately $1,200,000 into the Bank of Bermuda account of Viva (Account #812025) (the "Deposit").

            (iii) Viva may use the Deposit as repayment for Qualifying Expenses as such term is defined in the Agreement that it has incurred and has paid or is going to pay and which have not been reimbursed by ALRe under the Agreement up to December 31, 2002, and to pay any "Additional Qualifying Expenses" as defined further below going forward.

            (iv) After December 31, 2002, Additional Qualifying Expenses will include all Qualifying Expenses as such term is defined in the Agreement as if the Agreement remained in place until January 31, 2003, plus expenses and costs incurred in connection with this Termination Agreement and the Master Agreement, and any additional expenses incurred by Viva directly relating to the winding up of Viva and return of capital to Viva shareholders.

            (v) There will be a reconciliation on February 15, 2003 (the "Reconciliation Date"). Any funds remaining from the Deposit at that date that are in excess of any Qualifying Expenses or Additional Quali-


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                  fying Expenses incurred but not yet paid shall be repaid to
                  ALRe on the Reconciliation Date. If the Deposit has been insufficient to meet all Qualifying Expenses or Additional Qualifying Expenses paid or incurred by the Reconciliation Date, ALRe will make a payment to Viva on the Reconciliation Date equal to the Qualifying Expenses or Additional Qualifying Expenses incurred or paid by Viva to that date in excess of the Deposit.

            (vi) If any further Qualifying Expenses or Additional Qualifying Expenses (which will include for this purpose amounts in excess of estimates or incurred costs used in (v) above) are paid by Viva after February 15, 2003, ALRe agrees to reimburse Viva for such payments.

      (c) ALRe Deposit. The parties agree that Viva shall return the ALRe deposit in the amount of $41,250,000 and that such amount will be delivered by wire transfer to an account pursuant to the terms of the Master Agreement.

3. Final Settlement. ALRe and Viva agree that the termination accounting and settlement procedure set forth in paragraph 2 shall constitute a final settlement of any and all of ALRe's and Viva's liability and the Agreement shall be terminated, and neither Viva nor ALRe shall have any rights or obligations thereunder, except to the extent provided in this Termination Agreement.


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4.    Release by ALRe. If and when the payments referred to in paragraph 1 herein shall have been fully and duly made by the parties hereto, then the parties shall release and forever discharge each other, each others agents, successors and assigns, and each others directors, officers and employees from any and all liabilities and obligations arising under or related to the Agreement, whether such liabilities are known or unknown reported or unreported, and whether currently existing or arising in the future, including but not limited to, all claims, debts, demands, causes of action, duties, sums of money, covenants, contracts, controversies, agreements, promises, doings, omissions, damages, judgments, costs, expenses and losses whatsoever arising under or related to the Agreement, provided, however, that this release does not discharge obligations which have been undertaken by the terms of this Termination Agreement.

5. Waiver by Viva. In connection with ALRe's exercise of its Recapture right, Viva hereby waives its right to receive 30 days written notice as provided for in Section 3.03 of the Agreement and acknowledges that exercise of the Recapture is effective against it.

6. Successors and Assigns. The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, liquidators, receivers and assigns of the parties hereto.

7. Entire Agreement. This Termination Agreement shall constitute the entire agreement between the parties as it relates to the subject matter herein.


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8.    Amendments. This Termination Agreement may not be modified or amended, except by an instrument in writing, signed by the parties hereto.

9. Representations and Warranties. Viva and ALRe each expressly represent and warrant that: (a) it is a corporation duly organized and in good standing in its jurisdiction of incorporation; (b) this Termination Agreement has been duly authorized, executed and delivered by and on behalf of it and constitutes its legal, valid and binding agreement; (c) no authorization, consent or approval of any governmental entity is required in connection with the execution, delivery or performance by it of this Termination Agreement; and (d) the execution, delivery or performance by it of this Termination Agreement does not and will not conflict with, or result in any material breach or violation of, its organizational documents or any agreements to which it is a party or by which it or any of its assets are bound.

10. Confidentiality. The parties agree to maintain the confidentiality of this Termination Agreement and its terms, but when necessary or required either party may disclose same to the party's auditors, reinsurers, governing regulatory bodies, or third parties in court proceedings and arbitrations in connection with mandatory discovery requirements or in connection with an required insurance regulatory or state or federal securities law filings. Either party may also disclose this Termination Agreement and its terms under other circumstances if it obtains the prior written consent of the other party for such disclosure, which consent shall not be unreasonably withheld. Either


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      party disclosing this Termination Agreement in a manner permitted by this paragraph will take all reasonable precautions to protect its confidentiality.


11. Governing Law. This Termination Agreement shall be interpreted under and governed by the substantive laws of Bermuda.


12. Execution of Instruments. Viva and ALRe hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind which the other party may reasonably require in order to implement the provisions or objectives of this Termination Agreement.


13. Execution in Counterparts. This Termination Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.


14. Interpretation. The description heading herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Termination Agreement.


                  [remainder of page intentionally left blank]


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      IN WITNESS WHEREOF the parties hereto have executed this TERMINATION
AGREEMENT in duplicate, as of the day and year first written above.

ANNUITY AND LIFE REASSURANCE LTD.



BY: /s/ R Reale                         WITNESS: /s/ [Signature Illegible]
   ----------------------------                 ------------------------------
TITLE: SVP & CU
      -------------------------


VIVA REASSURANCE LTD.



BY: /s/ M. D. Hamer                     WITNESS: /s/ [Signature Illegible]
   ----------------------------                 ------------------------------
TITLE: Director
      -------------------------